MIDCOAST ENERGY RESOURCES, INC AND SUBSIDIARIES

                  EXHIBIT 21.1: SUBSIDIARIES OF THE REGISTRANT
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                                                               YEAR OF           STATE OF
NAME                                                         INCORPORATION     INCORPORATION    OWNERSHIP
----                                                         -------------     -------------    ---------
Magnolia Resources, Inc.                                         1996          Mississippi      100%

Magnolia Gathering, Inc.                                         1996          Alabama          100%

Magnolia Pipeline Corporation                                    1989          Alabama          100%

H & W Pipeline Corporation *                                     1976          Alabama          100%

Midcoast Holdings No. One, Inc.                                  1993          Delaware         100%

Arcadia/Midcoast Pipeline of New York L.L.C.*                    1996          New York          50%

Nugget Drilling Corporation *                                    1982          Minnesota        100%

Midcoast Marketing, Inc.                                         1991          Texas            100%

Midcoast Interstate Transmission, Inc.                           1966          Alabama          100%

Tennessee River Intrastate Gas Company, Inc.                     1986          Alabama          100%

Mid Louisiana Gas Transmission Company                           1987          Delaware         100%

Mid Louisiana Gas Company                                        1953          Delaware         100%

Midcoast Gas Pipeline, Inc.                                      1997          Texas            100%

Pan Grande Pipeline, L.L.C.                                      1996          Texas             50%

Starr County Gathering System - A Joint Venture                  1996          Texas             60%
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* Presently Inactive
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